Exhibit 5.1

November 23, 2004

Thomas Properties Group, Inc.

515 South Flower Street, Sixth Floor

Los Angeles, California 90071

Re: Thomas Properties Group, Inc.

Ladies and Gentlemen:

We are acting as counsel for Thomas Properties Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to 2,071,906 shares of Common Stock, $0.01 par value per share, of the Company (the “Shares”) pursuant to the Company’s 2004 Equity Incentive Plan (the “Incentive Plan”) and 2004 Non-Employee Directors Restricted Stock Plan (together with the Incentive Plan, the “Plans”).

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly authorized, and when issued and delivered pursuant to the terms of the Plans and the agreements contemplated thereunder, against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable, provided that such consideration is at least equal to the par value of the Shares.

Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Jones Day